Exhibit 10.2
SEPARATION AGREEMENT & RELEASE

February 22, 2024

Raj Beri

Dear Raj,
As discussed, your last day of employment with GoodRx, Inc. (“GoodRx” or the “Company”) was February 15, 2024 (the “Separation Date”).
    This letter confirms the agreement (this “Agreement”) between you and the Company, on behalf of itself, its parent, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively the “Company Group”), concerning the terms of a severance payment in exchange for a release of claims and certain obligations.
1.All Wages Paid. You acknowledge the Company has paid all wages, salary, earned commissions, bonuses, and any other compensation due to you through the Separation Date, except that your final payroll check may be provided on the next regularly scheduled payday after your Separation Date or in accordance with applicable legal requirements.

2.Severance. As consideration of your execution and non-revocation of this Agreement, including the Release of Claims, and so long as you have not at any time breached any provision of this Agreement or your Proprietary Information and Invention Assignment Agreement (the “PIIA” attached as Exhibit A), the Company will pay you within 30 days of the Effective Date, as defined below, the following, less all relevant taxes and withholdings:
(a)$500,000, less applicable taxes and deductions, representing 12 months of your base salary, as provided for in the Severance provision of your April 2022 Offer Letter;

(b)$500,000, less applicable taxes and deductions, representing your target annual Incentive Bonus, as provided for in the Severance provision of your April 2022 Offer Letter; and

(c)$134,000, less applicable taxes and deductions, which represents the balance of your unearned Retention Bonus pursuant to your May 2023 Retention Bonus Agreement. For the avoidance of doubt, the earned, prorated portion of the Retention Bonus will be paid to you in the next regularly scheduled payroll following your Separation Date under the terms of the signed Retention Agreement.

(a) - (c) are collectively referred to herein as the “Severance Payment.”
As further consideration for your execution and non-revocation of this Agreement, including the Release of Claims, GoodRx agrees to pay you, within 30 days of the Effective Date (defined below), a lump sum discretionary bonus payment of $375,000, less all applicable taxes and deductions. For the avoidance of doubt, you will not be eligible for a bonus under the 2023 Executive Bonus Program.

By signing below, you acknowledge that the Company does not owe you any other amounts.
3.Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. As additional consideration for signing the Release of Claims below, GoodRx agrees to cover twelve (12) months of out-of-pocket expenses for COBRA, should you elect COBRA coverage. GoodRx will send you additional information on insurance coverage continuation. GoodRx will send you additional information on insurance coverage continuation.
4.Equity. As additional consideration for your execution and non-revocation of the Release of Claims herein, upon the Effective Date:

(a)111,776 option shares under Stock Option Agreement dated June 16, 2022, which are subject to vesting on February 20, 2024 (“accelerated option shares”) will immediately vest, regardless of any language in the 2020 Incentive Award Plan (“2020 Plan”) or option agreement that may provide otherwise.

(b)you will be granted an extension of up to twelve (12) months after your Separation Date to exercise any vested, unexercised option shares granted to you under the 2020 Plan, regardless of any language in the Plan or option agreement(s) that may specify a shorter exercise period. To the extent that you do not exercise such options by the end of this 12-month period, all remaining vested but unexercised option shares will be canceled, and all option agreements will terminate.

Other than as set forth in this Paragraph 4, aside from the 322,060 shares of Company stock that you currently own outright, you acknowledge that you have no other rights, title or interest in any other options or shares of capital stock of the Company or GoodRx Holdings, Inc. or other securities therein and no other rights to purchase any such securities.

By executing this Agreement, the Company and GoodRx Holdings, Inc. hereby represent that this Agreement, including without limitation the terms of this Paragraph 4, has been approved by the Compensation Committee and the Board of Directors of GoodRx Holdings, Inc., along with any other persons or entities whose approval may be necessary to give meaningful effect to the terms of this Paragraph 4.

5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. You acknowledge that the payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, bonus pay, profit-sharing, stock options, termination benefits, or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.

6.Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Return of Company Property. You hereby confirm that you have returned to the Company, all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company Group (and all reproductions thereof). This paragraph excludes any property that you have been expressly permitted to keep at no cost, including your GoodRx-issued laptop, and property (if any) that you have purchased from the Company.
8.Confidentiality Obligations. You acknowledge your continuing obligations, to the fullest extent permitted by law, under the PIIA, which agreement survives termination of your employment. A copy of the PIIA is attached hereto as Exhibit A.
Nothing in this Agreement shall prohibits you from communicating, cooperating or filing a complaint with the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Financial Industry Regulatory Authority (FINRA), or any other federal, state, or local governmental regulatory or law enforcement agency, branch or commission (“Government Agencies”), without prior authorization from or notice to the Company, with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Government Agency, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand further that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal, (2) do not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, you may not disclose any information covered by the Company’s attorney-client privilege or attorney work product without prior written consent from the Company’s General Counsel.
9.Non-Disparagement. You agree that you shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, disparaging, or maliciously false remarks, comments, or statements regarding the Company or its businesses, parents, subsidiaries, affiliates, or any of their officers, directors, employees, stockholders and agents. This section does not prohibit you from exercising any protected rights to the extent such rights cannot be waived by agreement or complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. Nothing in this Agreement prevents you from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct or employment practices that you have reason to believe is unlawful.

10.Cooperation. You and the Company agree that certain matters in which you have been involved during your employment may need your cooperation with the Company in the future. Accordingly, you agree that, to the extent reasonably requested by the Company, you shall cooperate with the Company regarding matters arising out of or related to your service to the Company. The Company shall reimburse you for reasonable expenses incurred in connection with this cooperation. For avoidance of doubt, nothing in this paragraph shall (A) require you to cooperate with the Company in any dispute that arises under this Agreement or on any other any matter in which the Company’s and your interests are adverse or (B) prohibit you from communicating, cooperating or filing a complaint with any Government Agency regarding possible securities law violations that are protected under the whistleblower provisions of any federal, state or local law or regulation such law or regulation, provided that such communications and disclosures are consistent with applicable law.
11.Release of Claims. You acknowledge that you have not filed any claims, complaints or actions of any kind against the Company Group with any federal, state, or local court or government or administrative agency and, to the extent you have filed such claims, complaints or actions, you agree to immediately dismiss and terminate them with prejudice. In exchange for the consideration provided in this Agreement, you and your agents and representatives hereby release, acquit and forever discharge the Company Group, their parents and subsidiaries, and their respective officers, directors, owners, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date (as defined below), including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with the Company or GoodRx Holdings, Inc. (other than your rights under this Agreement) or termination of your employment, including, but not limited to: (a) any and all claims under any federal, state or local law, statute, or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees, the Americans with Disabilities Act of 1990 (ADA), the Equal Pay Act, the Family and Medical Leave (FMLA) Act, the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), and the Fair Labor Standards Act (FLSA), all including any amendments and their respective implementing regulations; the California Fair Employment and Housing Act, as amended, and comparable state discrimination statutes; and any other federal, state, local or foreign law that may legally be waived and released; (b) all claims for compensation of any type whatsoever that may be legally waived, including salary, wages, bonuses, and commissions; and (c) any and all claims arising under tort, contract, and quasi-contract law; wrongful discharge; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
Excluded from this Release are any claims that by law cannot be waived in a private agreement between an employer and employee. Moreover, this Agreement does not prohibit you from: (1) filing a charge or participating in an investigation with the EEOC, NLRB, SEC, FINRA, or any other Government Agencies (defined herein), without notice to the Company; (2) exercising any protected rights, to the extent such rights cannot be waived by agreement; (3) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct or employment practice that you have reason to believe is unlawful; or (4) complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. You do agree, however, that by signing this Release you waive your right to monetary or other recovery in any claim brought by you or on your behalf by the EEOC or other similar administrative agency, except your right to receive a monetary award or penalty from any government agency or regulatory, self-regulatory, or law enforcement authority in connection with protected whistleblower activity reporting a possible violation of the securities laws, including in proceedings before the SEC.
12.Unknown Claims Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company Group.
13.ADEA Waiver. In further consideration of the payments and benefits provided in this Agreement, you acknowledge that you are knowingly and voluntarily waiving and releasing the Company Group from any claims, whether known or unknown, through the execution date of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. You further acknowledge that you have been advised by this writing and agree that:
(a)you have carefully read and fully understand the provisions of this Agreement;
(b)you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you were otherwise entitled;
(c)you have been advised in writing to consult with an attorney of your choosing and consulted with such counsel or decided not to consult with counsel prior to signing;
(d)you have been given at least 21 days to consider the terms of this Agreement;
(e)you have (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation by letter on or before the 7th day to the General Counsel of GoodRx at 2701 W. Olympic Blvd., Santa Monica, CA 90404;
(f)you are freely, knowingly and voluntarily agreeing to all of the terms and conditions set forth in the agreement, including the waiver and release contained in it, and you agree to be legally bound by the Agreement; and
(g)you understand that your waiver and release contained in this paragraph do not apply to any rights or claims that may arise after your signing of this Agreement.

14.Effective Date. This Agreement shall not become effective or enforceable for a period of seven (7) days from the date of your execution of this Agreement. During this seven (7) day period, you have the right to revoke this Agreement. To revoke this Agreement, you must send a written letter to the General Counsel of GoodRx, 2701 W. Olympic Blvd., Santa Monica, CA 90404, which must be received by the Company on or before the 7th day after your execution. Upon revocation, this Agreement will be null and void. If this Agreement is not revoked during this seven (7) day period, this Agreement shall be effective on the 8th day following the date of your execution of this Agreement (the “Effective Date”).
15.Voluntary Execution. You execute this Agreement voluntarily with the full intent of releasing all claims and without any duress or undue influence on the part of the Company. You acknowledge that (a) you have read this Agreement, (b) you have been advised of your right to consult with an attorney before signing this Agreement and have been given at least 21 days to do so, but you may sign sooner if desired, (c) you understand the terms and consequences of this Agreement and of the releases it contains, and (d) you are fully aware of the legal and binding effect of this Agreement.
16.Arbitration. If you and the Company are parties to an Arbitration Agreement or other agreement to arbitrate (“AA”), the AA survives this Agreement, will continue to apply in full force and effect, and will govern any and all claims or disputes arising out of or related to this Agreement. The AA is incorporated by reference into this Agreement. If you and the Company are not parties to an AA or such AA is deemed unenforceable, invalid, or inapplicable, you and the Company agree to the following Arbitration Agreement:
“ARBITRATION AGREEMENT”: THE COMPANY AND EMPLOYEE MUTUALLY AGREE THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS ARBITRATION AGREEMENT, ANY AND ALL CLAIMS OR DISPUTES, PAST, PRESENT, AND FUTURE, ARISING OUT OF OR RELATED TO: (i) THIS AGREEMENT, (ii) ANY OTHER AGREEMENT BETWEEN US, OR (iii) EMPLOYEE’S EMPLOYMENT AND SEPARATION OF EMPLOYMENT WITH THE COMPANY, WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY A JUDGE OR JURY, under the JAMS employment arbitration rules in effect at the time any dispute is filed (“JAMS Rules”), which are available on the internet at www.jamsadr.com. Covered disputes will be decided by mutual, binding and individual arbitration. The parties agree the Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) applies to and governs this Arbitration Agreement, which evidences a transaction involving commerce. The arbitrator (who must be a retired judge from any jurisdiction) will be selected as follows: JAMS will give each party a list of eleven (11) arbitrators drawn from its panel of arbitrators, from which the parties will strike alternately by telephone conference administered by JAMS, with the party to strike first to be determined by a coin toss conducted by JAMS, until only one name remains. If the individual selected cannot serve, JAMS will issue another list of eleven (11) arbitrators and repeat the alternate striking selection process.

The Company and you waive any right for any dispute to be brought, heard, decided, or arbitrated as a class action, collective action, and/or consolidated action and the arbitrator will have no authority to preside over any class, collective, and/or consolidated action (“Class Action Waiver”). You and the Company agree to arbitrate California Private Attorneys General Act (“PAGA”) claims on an individual basis only. Therefore, any claim by you under PAGA to recover your unpaid wages, civil penalties, or other individual relief must be arbitrated under this Arbitration Agreement. The arbitrator is without authority to preside over any PAGA claim by you on behalf of any other person or joined or consolidated with another person’s or entity’s PAGA claim. This “PAGA Individual Action Requirement” clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration. Except as it otherwise provides, this Arbitration Agreement applies, without limitation, to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Pregnancy Discrimination Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Older Workers Benefits Protection Act of 1990, the Fair Credit Reporting Act, the Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act, and any other federal, state or local statutes, if any, addressing the same or similar subjects. The Company and you also agree that any dispute regarding the interpretation, applicability, or enforceability of the Agreement and this Arbitration Agreement, including, but not limited to, any claim that all or any part of this Arbitration Agreement is void or voidable will also be resolved by an arbitrator—and not the court. The preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver and/or PAGA Individual Action Requirement, and regardless of anything else in this Arbitration Agreement and/or the JAMS Rules that now apply or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver or PAGA Individual Action Requirement is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator.
In all cases where required by applicable law, the Company agrees to pay the fees and costs of arbitration pursuant to the JAMS Rules and applicable law, except for each party’s respective filing fee. Each party will pay for its own costs and attorneys’ fees, if any, except that the arbitrator may award reasonable fees to the prevailing party as provided by law and this Agreement. The arbitrator will resolve any disputes regarding costs/fees associated with arbitration. This Arbitration Agreement does not cover: (1) claims for workers’ compensation benefits, state disability insurance, or unemployment insurance benefits, and (2) disputes that may not be subject to arbitration or pre-dispute arbitration agreement under a controlling federal statute, including, without limitation claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at Employee’s election). The Company or Employee may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to consider the merits of the arbitrable controversy to the extent it deems necessary in making its ruling, but only to the extent permitted by applicable law. All determinations of final relief, however, will be decided in arbitration.

Nothing in this Arbitration Agreement in any way affects or impacts the releases in the Agreement (including without limitation, the ADEA Waiver and the Release of Claims paragraphs), which shall be enforced pursuant to the terms of the Agreement and to the maximum extent permitted by applicable law.

17.No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or analogous or similar state laws or regulations.
18.Entire Agreement. Unless specifically provided herein, this Agreement and the agreements referred to herein constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of you, the Company and GoodRx Holdings, Inc., and inure to the benefit of you, the Company, GoodRx Holdings, Inc. and all of their heirs, successors and assigns.
19.Miscellaneous. You acknowledge and agree to all of the following terms:
(a)If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the parties so as to be rendered enforceable.
(b)Except for the Arbitration Agreement, which is governed by the Federal Arbitration Act, this Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
(c)The parties agree that facsimile signatures are deemed to be originals, that this Agreement may be executed in counterparts and that each facsimile or counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(d)Each party will bear its own costs, expenses, and attorneys’ fees arising out of or in any way related to this Agreement, except that if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

If this Agreement is acceptable to you, please sign below and return the original to me no later than 5:00 pm Pacific Time on March 14, 2024. If you do not return the signed Agreement to me by this date and time, this Agreement will be automatically withdrawn and invalid.

Sincerely,
GOODRX, INC.
By: _/s/ Vina Leite_________________________    Dated: _2/23/2024_______________
Vina Leite, Chief People Officer

Agreed and Accepted
I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND I INTEND TO BE LEGALLY BOUND BY THIS AGREEMENT.

Dated: __2/23/2024_______                By:_/s/ Raj Beri_____________________
            Raj Beri

EXHIBIT A
Proprietary Information and Invention Assignment Agreement